Exhibit 99.2

For Immediate Release	Contact:	Scot Hoffman
June 9, 2015		(973) 802-2824

Prudential’s Board of Directors authorizes share repurchases

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today announced that its Board of Directors has authorized the repurchase of up to $1.0 billion of its outstanding Common Stock during the period from July 1, 2015 through June 30, 2016.

In June 2014, the Board authorized the repurchase of up to $1.0 billion of its outstanding Common Stock through June 30, 2015. The company has repurchased approximately $750 million of its Common Stock through March 31, 2015 under that authorization.

Management will determine the timing and amount of any share repurchases under the share repurchase authorizations based on market conditions and other considerations. The repurchases may be effected in the open market, through derivative, accelerated repurchase and other negotiated transactions, and through plans designed to comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended.

Prudential Financial, Inc. (NYSE:PRU), a financial services leader with more than $1 trillion of assets under management as of March 31, 2015, has operations in the United States, Asia, Europe and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.